Appvion names Kevin Gilligan president of its paper division

(Appleton, Wis., June 9, 2014)  Appvion, Inc. announced today the appointment of Kevin Gilligan as president of its paper division, which consists of the company’s thermal, carbonless, security and specialty products businesses. Gilligan will be based at the company’s headquarters in Appleton, Wisconsin. He will report to Mark Richards, chief executive officer, and will serve as a member of the company’s senior leadership team.

“Kevin is a collaborative executive leader who builds high-performing teams. He comes to Appvion with extensive experience leading global organizations to achieve sales growth and operational improvements,” said Richards. “Kevin’s leadership experience, business knowledge and passion for teamwork will add significant depth and breadth to our leadership team.”

Gilligan spent the past 20 years working for H.B Fuller Company, a publicly traded, global specialty chemical company focused on adhesives. The company is headquartered in St. Paul, Minnesota, with sales of $2.1 billion in 2013.

Since 2012, Gilligan has served as vice president of global operations where he led H.B. Fuller’s operations, including supply chain, sourcing, 45 manufacturing plants, customer service, engineering, and environmental, health and safety. Prior to that, he served for five years as region vice president based in Shanghai, China, and led H.B. Fuller’s Asia Pacific region businesses. Gilligan also worked as general manager, H.B. Fuller Window; North American operations director; e-business director; product line manager; and plant manager.

Gilligan earned a master’s degree in business administration (marketing and operations management) from Indiana University and a bachelor’s degree in industrial and operations engineering from the University of Michigan.

About Appvion

Appvion creates product solutions through its development and use of coating formulations, coating applications and Encapsys® microencapsulation technology. The Company produces thermal, carbonless, security, digital specialty, coated specialty, and Encapsys products. Appvion, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio and Pennsylvania, employs approximately 1,700 people and is 100 percent employee-owned. For more information, visit www.appvion.com.

Media Contact:        Bill Van Den Brandt,

Senior Manager, Corporate Communications

920-991-8613
bvandenbrandt@appvion.com

825 East Wisconsin Avenue        P.O. Box 359         Appleton, WI       54912-0359          920-734-9841            appvion.com